Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 26, 2010, except Note 18, which is as of May 3, 2010 with respect to the consolidated financial statements included in the Annual Report on Form 10-K for each of the three years ended December 31, 2009 of The Hillman Companies, Inc. and subsidiaries, which are contained in this Registration Statement and Prospectus. We consent to use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Cincinnati, Ohio

October 27, 2010